UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tandy Brands Accessories, Inc.

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PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS To Be Held on October 29, 2007
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on October 29, 2007
GENERAL INFORMATION REGARDING THE ANNUAL MEETING
ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED JUNE 30, 2007
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED JUNE 30, 2007
OUTSTANDING EQUITY AWARDS AS OF JUNE 30, 2007
OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED JUNE 30, 2007
NON-QUALIFIED DEFERRED COMPENSATION TABLE FOR THE FISCAL YEAR ENDED JUNE 30, 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
REPORT OF AUDIT COMMITTEE
ARTICLE VII

690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 29, 2007

We are pleased to present you with this proxy statement in connection with this year’s annual stockholders’ meeting. We hope you will come to our annual meeting on Monday, October 29, 2007.

At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on Tandy Brands’ progress over the past year, as well as an overview of our plans for the upcoming year and beyond. As always, we will conclude the meeting by entertaining your questions and comments.

YOU MAY VOTE BY INTERNET, TELEPHONE OR BY MAIL. THE ENCLOSED PROXY CARD CONTAINS INSTRUCTIONS FOR VOTING BY TELEPHONE OR BY INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

We look forward to seeing you at this year’s meeting.

Sincerely,

J.S.B. JENKINS
President and Chief Executive Officer

690 East Lamar Blvd., Suite 200
Arlington, Texas 76011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 29, 2007

Dear Stockholder:

We will hold this year’s annual meeting of stockholders on October 29, 2007, at 10:00 a.m., local time, at the Hilton Arlington, 2401 East Lamar Blvd., Arlington, Texas 76006 for the following purposes:

1. To elect two Class II directors.

2. To consider our proposal to amend our certificate of incorporation to declassify our Board of Directors.

3. To ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2008.

4. To act on such other business that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 19, 2007 are entitled to notice of and to vote, in person or by proxy, at the meeting. A list of these stockholders will be kept at the offices of the Company in Arlington, Texas for a period of ten days prior to the meeting.

We hope you will find it convenient to attend the annual meeting in person. Whether or not you plan to attend, please vote as promptly as possible. You may vote by internet, telephone or by mail. If you choose to vote by mail, please complete, date and sign the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope to ensure your vote is represented. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before the vote is taken and vote your shares personally at the meeting.

Please note that Golconda Capital Portfolio, L.P. (“Golconda”) has given notice of its intention to nominate for election two individuals to the Board of Directors to replace two of our nominees. You may receive proxy solicitation materials from Golconda. THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY GOLCONDA.

Members of the Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”) interviewed the Golconda nominees, reviewed available information concerning them and examined their qualifications consistent with the Nominating Committee’s charter. The Nominating Committee, and the full Board of Directors, determined not to nominate these two 36-year old individuals. The Nominating Committee and your Board of Directors believes the two Board nominees, who are experienced in serving the Company’s stockholders as directors of public companies and very knowledgeable about the Company’s business and industry, will better serve the interests of ALL of the Company’s stockholders.

If you have previously signed a proxy card sent to you by Golconda, you can revoke that earlier proxy and vote for the Company’s Board of Directors’ nominees by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

By Order of the Board of Directors,

W. MIKE BAGGETT
Secretary

Arlington, Texas
Dated: September 20, 2007

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

What is the time and location of the annual meeting?

The annual meeting will be held on October 29, 2007, at 10:00 a.m. local time, at the Hilton Arlington, 2401 East Lamar Blvd., Arlington, Texas 76006.

Why did I receive this proxy statement?

On September   , 2007, we began mailing this proxy statement to everyone who was a stockholder of record of Tandy Brands Accessories, Inc. (the “Company”) on September 19, 2007. Only stockholders of record on the close of business on September 19, 2007, are entitled to vote at the meeting. The purposes of this proxy statement are to:

•	let our stockholders know when and where we will hold our annual stockholders’ meeting;

•	provide detailed information about the two directors we have nominated for re-election to our Board of Directors;

•	provide detailed information regarding the proposals described in this proxy statement; and

•	provide updated information about our Company that you should consider in order to make an informed decision at the meeting.

At the close of business on the record date, there were           shares of our common stock issued, outstanding and entitled to vote and approximately           holders of record. Each holder of record is entitled to one vote per share. To achieve a quorum at the meeting, a majority of our outstanding shares must be present either in person or represented by proxy.

What will occur at the annual meeting?

First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be “present” at the meeting if the stockholder is present in person or represented by proxy at the meeting. According to our bylaws, holders of at least a majority of our outstanding shares must be present in person or by proxy at this year’s meeting in order to conduct business. If holders of fewer than a majority of our outstanding shares are present at the meeting, we will adjourn the meeting to a later date. The new meeting date will be announced at the meeting.

If enough stockholders are present at the meeting to conduct business, we will:

•	Vote on the proposal to re-elect each of Colombe M. Nicholas and W. Grady Rosier to our Board of Directors, as explained on page 6 of this proxy statement. This proposal has been unanimously approved by our Board of Directors. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the re-election of each of Colombe M. Nicholas and W. Grady Rosier.

•	Vote on the proposal to amend our certificate of incorporation to declassify our Board of Directors, as explained on page 14 of this proxy statement. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the proposal to declassify our board of directors.

•	Vote on the proposal to ratify Ernst & Young LLP as our independent auditor for fiscal 2008, as explained on page 15 of this proxy statement. The Board of Directors is now soliciting your vote on this proposal and unanimously recommends you vote FOR the ratification of Ernst & Young LLP.

After a vote has been taken on the proposals at the meeting, we will discuss and take action on any other matter properly brought before the meeting. Also, some of our executive officers will report on our recent financial results, our current operations and our plans for the future. We will conclude the meeting by entertaining your questions and comments.

Why is the Company proposing to declassify its Board of Directors?

Our Board of Directors is committed to good corporate governance. This proposal is a result of the ongoing review of corporate governance matters by our Board of Directors. In making the determination to recommend this proposal for approval by our stockholders, the Board considered arguments both for and against the classified board structure, particularly in light of evolving corporate governance practices. The Board recognizes that annual elections of directors will provide our stockholders the opportunity to hold every member of the Board accountable for our performance every year. After weighing all of the appropriate factors, the Board determined it is an appropriate time to propose declassifying the Board and believes the amendment is advisable and in the best interests of the Company and its stockholders.

How do I vote if I do not plan to attend the annual meeting?

In addition to voting in person at the meeting, you may vote by internet, telephone or by mail. The enclosed WHITE proxy card contains instructions on voting by telephone or by internet. In the alternative, you may mark your selections on the enclosed WHITE proxy card, date and sign the card, and return the card in the enclosed postage-paid envelope. The proxies appointed by you described in this proxy statement will then vote your shares at the meeting as you direct. We encourage you to return your completed WHITE proxy card, or vote by telephone or internet, even if you plan to attend the meeting in person. If your shares are in a brokerage account, you may receive different voting instructions from your broker.

Please understand that if you vote by signing and returning the enclosed WHITE proxy card or otherwise in accordance with the instructions on this card, you are appointing J.S.B. Jenkins, our President and Chief Executive Officer, and Mark J. Flaherty, our Chief Financial Officer, Treasurer and Assistant Secretary, as your proxies. They will be required to vote on the proposals described in this proxy statement exactly as you have instructed them to vote. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Jenkins and Mr. Flaherty will be authorized to use their discretion to vote on such issues on your behalf.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the meeting, and which have not been revoked, will be voted at the meeting in accordance with the instructions indicated in the proxies. If no instructions are given on the WHITE proxy cards, such proxies will be voted FOR the election of each of the nominees for director named in this proxy statement, FOR the proposal to amend our certificate of incorporation to declassify our Board of Directors, and FOR ratification of the appointment of Ernst & Young LLP as our independent auditor.

What is the required vote to approve the proposals?

Election of Directors.  If no more than two nominees for the Class II positions are properly presented to the stockholders, to be elected to our Board of Directors each nominee for director must receive the affirmative vote of a majority of the shares which are present at the meeting, either in person or represented by proxy, and entitled to vote for the election of directors. If more than two nominees for the Class II positions are properly presented to the stockholders at the meeting, the nominees receiving the two highest number of affirmative votes of the shares which are present in person or represented by proxy at the meeting and entitled to vote for the election of directors will be elected to our Board of Directors.

Amendment to Certificate of Incorporation to Eliminate Classified Board of Directors.  To be approved by our stockholders, the proposal must receive the affirmative vote of the holders of at least two-thirds of the total number of all of our outstanding voting shares.

Ratification of Appointment of Ernst & Young LLP.  To be approved by our stockholders, the proposal to ratify the appointment of our independent auditor must receive the affirmative vote of a majority of the shares which are present in person or represented by proxy at the meeting and entitled to vote thereon.

What if a nominee for director is unwilling or unable to stand for re-election?

Ms. Nicholas and Mr. Rosier have each agreed to stand for re-election to our Board of Directors. We are not aware of any intention of any nominee not to stand for re-election or any circumstances which would cause any nominee not to stand for re-election. However, if unexpected events arise which cause one or more of the nominees to be unable to stand for re-election, then our Board of Directors may:

•	during the meeting, nominate another person for director;

•	determine not to fill the vacancy on the Board created by the nominee’s inability to stand for re-election; or

•	vote at the meeting to reduce the size of the Board of Directors.

It is important for you to understand that, under the foregoing circumstances, if our Board of Directors nominates someone at the meeting, the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

Who counts the votes and how are the votes treated?

We will appoint two persons as inspectors of election for the meeting. Those inspectors will determine if a quorum exists and count the votes cast.

Abstentions, “withheld votes” and “broker non-votes” are counted as present and entitled to vote for purposes of determining if a quorum exists. Broker non-votes are shares held by brokers or nominees for which the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary power to decide how to vote the shares.

Shares constituting broker non-votes, withheld votes and abstentions are not counted for the purpose of electing directors. For the purpose of determining whether a proposal has received the requisite approval, (i) except with respect to the proposal to amend our certificate of incorporation, shares constituting broker non-votes will not be counted and will have no impact on the vote totals, and (ii) abstentions will, except in connection with proposals involving the election of directors, be included in the vote totals with the result that abstentions will have the same effect as a negative vote. Because the proposal to amend our certificate of incorporation requires the affirmative vote of not less than two-thirds of the total voting power of all of our outstanding voting shares, both broker non-votes and abstentions will have the same effect as a negative vote on such proposal.

What if I want to revoke or change my vote?

You can change your vote on a proposal at any time before it is voted at the meeting for any reason by revoking your proxy. Proxies may be revoked by:

•	filing a written notice of revocation, which includes a later date than the proxy date, with our Assistant Secretary at or before the meeting;

•	properly executing a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of your proxy.

Any notice revoking a proxy should be sent in writing to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

I received more than one proxy statement from the Company. Why?

If you received more than one proxy statement from the Company, your shares are probably registered in names that are not identical or are held in more than one account. Please vote each WHITE proxy you receive.

You may also receive proxy solicitation materials from Golconda Capital Portfolio, L.P. THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY GOLCONDA.

I share an address with another stockholder of the Company, but we only received one proxy statement from the Company. Why?

In some cases, only one copy of our 2007 Annual Report to Stockholders and this proxy statement are being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will gladly deliver a separate copy of our 2007 Annual Report and this proxy statement to stockholders sharing an address upon written or oral request. If, on the other hand, you have received multiple copies of our 2007 Annual Report to Stockholders and this proxy statement and wish to receive a single copy in the future, we will gladly deliver one copy of our Annual Report and proxy statement upon written or oral request. Written requests should be sent to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary. Oral requests should be made by calling our corporate offices at (817) 548-0090.

Who pays for this proxy solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors and the Company will pay for the cost of such solicitation. Our directors, officers and employees may solicit proxies on our behalf. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by mail, by telephone, by email, by facsimile, by telegram or other means of communication. We will make arrangements with custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of our common stock. We have retained Georgeson Inc. to distribute proxies and solicit proxies on our behalf. We will pay Georgeson Inc. a fee of approximately $     , plus reasonable expenses, for these services.

How do I propose an issue for discussion or vote at next year’s annual meeting?

Stockholder proposals for consideration at next year’s annual meeting of stockholders must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our certificate of incorporation. To be timely under Rule 14a-8, stockholder proposals must be received by the Company no later than May 23, 2008, in order to be included in next year’s proxy statement. Written notice of stockholder proposals not intended to be included in the proxy statement will be considered timely if we receive them no later than August 20, 2008.

Notwithstanding the foregoing, if a stockholder wishes to nominate anyone for election to our Board of Directors, our certificate of incorporation requires that the stockholder submit notice of the nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we mail notice of the meeting to our stockholders. The stockholder’s notice must contain the name of the nominee for director, the nominee’s business and residence addresses, the nominee’s principal occupation, the name and address of the nominee’s employer or business if self-employed, and the number of shares of our common stock beneficially owned by the nominee, if any, and by the nominating stockholder.

All proposals and nominations submitted by stockholders must comply with our governing documents, all applicable laws and the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The Chairman of the meeting may refuse to allow the transaction of any business not proposed in compliance with the foregoing procedures. You may submit your proposal or nomination in writing to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.

According to our bylaws, any proposal properly presented at the meeting by a stockholder will require the affirmative vote of a majority of the shares present at the meeting, whether in person or represented by proxy, and entitled to vote on the matter, unless otherwise provided by law, our certificate of incorporation or an agreement to which the Company is a party. If a stockholder properly presents a matter at the meeting requiring a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

How can I receive a copy of the Annual Report on Form 10-K?

Our Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 2007 is enclosed with this proxy statement. If you would like to receive a copy of the exhibits to our Form 10-K, we will provide copies of the exhibits upon request, but we may charge a reasonable fee for providing such exhibits. You may obtain the exhibits by mailing a written request to Tandy Brands Accessories, Inc., 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Chief Financial Officer. Our Form 10-K, including exhibits, is also available free of charge on the SEC’s website at www.sec.gov.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

The first proposal to be voted on at the meeting is the election of directors. Our certificate of incorporation currently divides our Board of Directors into three classes, with each class serving a three-year term. One class of directors is elected at each annual meeting of stockholders. The terms of our Class II directors, Colombe M. Nicholas and W. Grady Rosier, expire at this year’s annual meeting.

Our Board of Directors has nominated each of Colombe M. Nicholas and W. Grady Rosier for re-election to serve until the 2010 annual meeting of stockholders or until each of their respective successors is elected and qualified.

The remaining directors will continue to serve on our Board of Directors until their respective terms expire and their respective successors are elected and qualified. Our bylaws authorize a Board comprised of three to nine directors. The number of directors constituting our Board is presently set at seven by resolution of our Board.

Vote Required for Election.  If no more than two nominees for the Class II positions are properly presented to the stockholders to be elected to our Board of Directors, each nominee for director must receive the affirmative vote of a majority of the shares which are present at the meeting, either in person or represented by proxy, and entitled to vote for the election of directors. If more than two nominees for the Class II positions are properly presented to the stockholders at the meeting, the nominees receiving the two highest number of affirmative votes of the shares which are present in person or represented by proxy at the meeting and entitled to vote for the election of directors will be elected to our Board of Directors.

Under a policy adopted by our Board of Directors, if a nominee fails to receive the requisite majority vote in an uncontested election, he or she will not assume a position on the Board (in the case of a new nominee) or will be required to submit his or her resignation (in the case of incumbent nominees). Any tendered resignation will be evaluated by the remaining independent directors. In considering whether to accept or reject such resignation, or take other action, the Board may consider all factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote.

Recommendation of the Board of Directors.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF MS. NICHOLAS AND MR. ROSIER. To vote for these nominees you will need to complete, date and sign the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope, or vote by telephone or Internet as instructed on the WHITE proxy card, to ensure your vote is represented.

Please note that Golconda Capital Portfolio, L.P. (“Golconda”) has given notice of its intention to nominate for election two individuals to the Board of Directors to replace Ms. Nicholas and Mr. Rosier. You may receive proxy solicitation materials from Golconda. THE BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY GOLCONDA.

Members of the Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”) interviewed the Golconda nominees, reviewed available information concerning them and examined their qualifications consistent with the Nominating Committee’s charter. The Nominating Committee, and the full Board of Directors, determined not to nominate these two 36-year old individuals. The Nominating Committee and your Board of Directors believes Ms. Nicholas and Mr. Rosier, who are experienced in serving the Company’s stockholders as directors of public companies and very knowledgeable about the Company’s business and industry, will better serve the interests of ALL of the Company’s stockholders.

If you sign and return a proxy sent by Golconda Capital Portfolio, L.P., you will not be supporting Ms. Nicholas and Mr. Rosier, the individuals nominated by the Board for re-election. The only way to support these qualified individuals nominated by the Company’s Board is to vote FOR the Board’s nominees using the enclosed WHITE proxy card. If you have previously signed a proxy card sent to you by Golconda, you can revoke that earlier proxy and vote for Ms. Nicholas and Mr. Rosier by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Biographical and other information regarding our nominees for re-election to our Board of Directors.

Colombe M. Nicholas, age 62, has been a director since October 1999. Since 2002, Ms. Nicholas has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., specializing in the fashion industry. Prior to working as a private consultant from 1999 to 2002, Ms. Nicholas served as President and Chief Executive Officer of Anne Klein Group, a women’s fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas currently serves as a member of the Board of Trustees of the University of Dayton in Dayton, Ohio and on the board of directors of Herbalife International. Ms. Nicholas earned a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island. Ms. Nicholas’ term as a Class II director expires at the 2007 annual meeting.

W. Grady Rosier, age 59, has been a director since February 2005. Mr. Rosier has over 30 years of experience in the retail and distribution industries. He currently serves as President and Chief Executive Officer of McLane Company, Inc., a position he has held for 11 years. During this time, he helped guide the evolution of the company into a leading distributor within the grocery and food service industry. Mr. Rosier joined McLane Company in 1984 as President, McLane/Sunwest, and has since served in senior and executive management roles throughout the company’s value chain, including purchasing, distribution, marketing, and customer service. Formerly a subsidiary of Wal-Mart Stores, McLane Company was acquired by Berkshire Hathaway Inc. in May 2003. Mr. Rosier also serves on the board of directors of Evergreen Energy, a publicly traded energy company. Mr. Rosier earned a bachelor of arts degree from the University of Florida. Mr. Rosier’s term as a Class II director expires at the 2007 annual meeting.

There are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

Biographical and other information regarding our continuing directors.

The following persons are the members of our Board of Directors whose terms will continue after this year’s annual meeting:

J.S.B. Jenkins, age 64, has served as the President and Chief Executive Officer of the Company and as a member of our Board of Directors since our formation in November 1990. Mr. Jenkins served as Executive Vice President of The Bombay Company, Inc. (“Bombay”) from July 1, 1985 until December 31, 1990, and as Vice President of Bombay from 1980 until 1985. He also served as the President of the Tandy Brands Accessories division of Bombay from April 1986 until the spin-off of that division in December 1990. In 1978, Mr. Jenkins was named President of Tex Tan Welhausen Co., a division of Bombay, where he served until becoming an officer of Bombay. Mr. Jenkins was Vice President and Production Manager of Tex Tan Welhausen Co. from 1974 until 1977 and was named Executive Vice President of that division in 1977. Mr. Jenkins currently serves on the board of directors of Luby’s, Inc. and Hardware Resources and serves on the Southwest (Northern) Advisory Board of the Liberty Mutual Insurance Company. Mr. Jenkins also is a member of the Texas A&M University College of Business Administration/Graduate School of Business Development Council, the Texas A&M University

President’s Council, and the advisory board of directors of the Texas A&M University 12th Man Foundation. Mr. Jenkins’ term as a Class III director expires at the 2008 annual meeting.

George C. Lake, age 55, joined our Board of Directors in August 2004. During 1999, Mr. Lake founded Lake Real Estate & Investments, a real estate investment, investment banking and advisory company headquartered in The Woodlands, Texas, focusing on real estate and real-estate related operating businesses and has been the managing partner since such time. Mr. Lake earned both a bachelor of science degree in business administration and a masters degree in business administration from Miami University in Oxford, Ohio. Mr. Lake’s term as a Class III director expires at the 2008 annual meeting.

James F. Gaertner, Ph.D., age 64, has been a director since November 1990 and Chairman of the Board since October 1998. Following a 12-month sabbatical, Dr. Gaertner began serving as President of Sam Houston State University in Huntsville, Texas, in August 2001. Dr. Gaertner served as Dean of the College of Business at The University of Texas at San Antonio (“UTSA”) from September 1, 1987, until June 30, 2000. Before his appointment as Dean, Dr. Gaertner served for four years as a professor and Director of the Division of Accounting and Information Systems at UTSA. Dr. Gaertner served as an associate professor at the University of Notre Dame from September 1976 until August 1983. During that period, Dr. Gaertner served as director of Notre Dame’s London master of business program in London, England. From 1968 to 1973, Dr. Gaertner served as a director and Chief Financial Officer of Tex Tan Welhausen Co., and later served as the Controller for Tex Tan Welhausen, a division of Tandy Corporation. Prior to his employment at Tex Tan Welhausen, he was employed as a member of the audit staff of KPMG Peat Marwick in Houston, Texas. Dr. Gaertner currently serves on the Board of Trustees of U.S. Global Investors, Inc., a registered investment adviser and management firm in San Antonio, Texas. Dr. Gaertner earned his bachelor of business administration and master of business administration degrees from Sam Houston State and his doctorate from Texas A&M University. Dr. Gaertner’s term as a Class I director expires at the 2009 annual meeting.

Roger R. Hemminghaus, age 71, has been a director since June 2000. Mr. Hemminghaus is Chairman of the Board of CTS Corporation and is also a director of Xcel Energy, Inc. From 1996 to 1999, Mr. Hemminghaus served as Chief Executive Officer of Ultramar Diamond Shamrock Corp., and from 1996 to January 2000 he served as the Chairman of the Board. From 1987 to 1996, Mr. Hemminghaus served as the Chairman and Chief Executive Officer of Diamond Shamrock, Inc. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas and a past chairman of the Board of Regents of Texas Lutheran University. He also serves on the National Advisory Board of the Boy Scouts of America, and on the board of directors of the Southwest Research Institute. Mr. Hemminghaus earned a bachelor of science degree in chemical engineering from Auburn University. Mr. Hemminghaus’ term as a Class I director expires at the 2009 annual meeting.

Gene Stallings, age 72, has been a director since June 1997. Mr. Stallings is presently a rancher, an author, and a private investor. From January 1990 to December 1996, he was the head football coach of the University of Alabama. From 1986 to 1989, he was head coach of the St. Louis/Phoenix Cardinals professional football team. Mr. Stallings is a member of the Board of Directors of the Peoples National Bank of Paris, Texas, the Board of Trustees of Abilene Christian University, the Board of Directors of Christus St. Joseph’s Hospital in Paris, Texas, and the Board of Directors of Great Southern Wood Incorporated. Mr. Stallings earned a bachelor of science degree from Texas A&M University. Mr. Stallings’ term as a Class I director expires at the 2009 annual meeting.

Corporate Governance Information.

Director Independence.  The Board believes the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. Our Board has determined the following directors are “independent,” as defined in Nasdaq’s current listing standards: James F. Gaertner, Ph.D., Roger R. Hemminghaus, George C. Lake, Colombe M. Nicholas, W. Grady Rosier and Gene Stallings. These are all of our directors other than J.S.B. Jenkins, our President and Chief Executive Officer.

Board Meetings and Attendance.  Our Board of Directors held five regular meetings and two special meetings during the 2007 fiscal year. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Although we do not have a policy that requires Board members to attend the annual meeting of stockholders, all of our directors attended last year’s annual meeting.

Committees.  The Board maintains the committees listed below to assist it in discharging its oversight responsibilities. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance principles, and a copy of each charter can be found on our website at www.tandybrands.com.

Audit Committee.  James F. Gaertner, Ph.D., Roger R. Hemminghaus and George C. Lake currently serve on our Audit Committee, with Mr. Hemminghaus serving as its Chairman. The Audit Committee held six meetings during the 2007 fiscal year. The primary purpose of our Audit Committee is to represent and assist the Board in discharging its oversight responsibility relating to:

•	our accounting, reporting, and financial practices, including the integrity of our financial statements and the audits of our financial statements;

•	the surveillance of administration and financial controls and our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and our independent auditor.

Our Board of Directors has determined each member of the Audit Committee is “independent,” as independence is defined for audit committee members in Nasdaq’s current listing standards, meets the applicable standards for financial literacy, and that Dr. Gaertner is an “audit committee financial expert,” as defined by the SEC. Our Board of Directors has adopted a written charter governing the Audit Committee, a copy of which is available on our website at www.tandybrands.com.

Nominations and Corporate Governance Committee.  Our Nominations and Corporate Governance Committee is currently comprised of James F. Gaertner, Ph.D., Roger R. Hemminghaus, George C. Lake, Colombe M. Nicholas, W. Grady Rosier, and Gene Stallings, each of whom is “independent,” as such term for nominations committee members is defined in Nasdaq’s current listing standards. The Nominations and Corporate Governance Committee formally met one time during the 2007 fiscal year.

The primary purposes of our Nominations and Corporate Governance Committee are to:

•	make recommendations to the Board concerning the size and composition of the Board of Directors and its committees;

•	identify individuals qualified to become members of the Board of Directors and recommend that the Board select director nominees from among such qualified individuals;

•	periodically review Board procedures and performance; and

•	oversee, review and make periodic recommendations to the Board concerning our corporate governance policies.

Our Nominations and Corporate Governance Committee reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Nominations and Corporate Governance Committee initiates a search. As a part of the search process, the Nominations and Corporate Governance Committee may consult with other directors and members of management, and may retain a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Nominations and Corporate Governance Committee reviews the candidate’s expertise, experiences, skills, and characteristics. The Nominations and Corporate Governance Committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would satisfy Nasdaq’s and the SEC’s independence requirements. With respect to the expertise, experiences, skills, or characteristics necessary to serve on the Board, the Nominations and Corporate Governance Committee will only consider candidates who demonstrate the highest personal and professional integrity; have demonstrated exceptional ability and judgment; and will be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our stockholders. Other considerations include whether the candidate:

•	has served on any other boards of publicly traded companies;

•	is an active or recently retired chief executive, chief financial or chief operating officer;

•	has retail, wholesale or foreign sourcing experience;

•	has experience in corporate governance matters of publicly traded companies;

•	would be compatible with the other members of the Board;

•	has a level of familiarity with the Company and our industry; and

•	has a genuine interest in serving on the Board.

Potential candidates are interviewed by our Chief Executive Officer and members of the Nominations and Corporate Governance Committee as desired and as schedules permit. The Nominations and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominations and Corporate Governance Committee, in its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The Nominations and Corporate Governance Committee unanimously recommended to the Board that Colombe M. Nicholas and W. Grady Rosier each be nominated for re-election as Class II directors at this year’s annual meeting of stockholders. The Board has nominated each of Ms. Nicholas and Mr. Rosier to the Board of Directors and unanimously recommends you vote FOR their re-election.

The Nominations and Corporate Governance Committee will consider nominations from our stockholders. If a stockholder wishes to nominate anyone for the Board of Directors, our certificate of incorporation requires that the stockholder submit notice of the nomination to the Board at least 45 days prior to the date of the annual meeting of stockholders at which the election is to be held or, if later, within seven days after the date we mail notice of the meeting to our stockholders. The stockholder’s notice must contain the following information:

•	the name of the nominee;

•	the nominee’s business and residence addresses;

•	the nominee’s principal occupation;

•	the name and address of the nominee’s employer or business if self-employed;

•	the number of shares of our common stock beneficially owned by the nominee, if any; and

•	the number of shares of our common stock beneficially owned by the nominating stockholder.

All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the Nominations and Corporate Governance Committee for its review and consideration. The Company did not receive any recommendations for director candidates for election at the annual meeting put forward by a stockholder or group of stockholders who beneficially own more than five percent of our common stock.

Our Board of Directors has adopted a written charter governing the Nominations and Corporate Governance Committee, a copy of which is available on our website at www.tandybrands.com.

Compensation Committee.  Colombe M. Nicholas, W. Grady Rosier and Gene Stallings serve on our Compensation Committee, with Mr. Rosier serving as the Chair. The Compensation Committee held five meetings during the 2007 fiscal year. The primary purpose of the Compensation Committee is to review the performance of our Chief Executive Officer and other executive officers and make recommendations to the Board of Directors for determining their compensation, including salary, bonus, incentive and equity compensation. The Compensation Committee’s responsibilities include, without limitation:

•	making recommendations to the Board with respect to incentive-compensation plans and equity-based plans and establishing criteria for the granting of options and other incentive awards to our executive officers, other employees and directors;

•	establishing, reviewing and assessing executive compensation programs;

•	reviewing director compensation levels and practices and recommending from time to time changes in such compensation levels and practices; and

•	developing management succession plans.

Each member of the Compensation Committee is “independent,” as such term for compensation committee members is defined in Nasdaq’s current listing standards. Our Board of Directors has adopted a written charter governing the Compensation Committee, a copy of which is available on our website at www.tandybrands.com.

Compensation Committee Interlocks and Insider Participation.  None of the current or prior members of our Compensation Committee is or was an officer or employee of the Company or any of our subsidiaries and none of the members was a party to any material transaction with us during the past fiscal year. In addition, none of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity of which an executive officer served on our Compensation Committee or our Board of Directors.

Code of Ethics.  We are committed to conducting business in a lawful and ethical manner. To that end, we have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers and other employees of the Company and our subsidiaries. A copy of the Code is available on our website at www.tandybrands.com. The Code is designed to:

•	provide guidance in addressing potentially troublesome situations involving the Company and our subsidiaries;

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

•	promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us.

We intend to disclose any amendments to, or waivers of, the Code that are required to be disclosed by the rules of the SEC and Nasdaq on our website within four business days following the date of the amendment or waiver.

Communicating with Directors.  Stockholders seeking to communicate with any individual member or group of our Board of Directors may send correspondence to Tandy Brands Accessories, Inc. Board of Directors, c/o Assistant Secretary, 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, or via email to board@tandybrands.com. Communications directed to Board members will be sent to our Assistant Secretary, who will forward communications to our Chairman of the Board. Our Chairman will then forward the communications to the appropriate Board member(s).

Review, Approval or Ratification of Transactions with Related Persons.  We have established a written policy that has been disseminated within the Company regarding commercial transactions with related parties. This policy assists us in identifying, reviewing, monitoring and, as necessary, approving transactions with related parties. The policy requires that any transaction, or series of transactions, with related parties, in excess of $75,000, in which the related party has, had or will have a direct or indirect interest, be presented to our Audit Committee for approval. We have established a threshold which is lower than that required by SEC rules to ensure all potential related party transactions are identified.

Our related party transaction policy covers transactions between the Company and any (1) current director, officer, or nominee to become a director, or any person who held such a position during the prior fiscal year, (2) any person who we know to be the beneficial owner of more than 5% of our common stock, (3) any immediate family member of the foregoing, and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a partner or principal, or in which such person has a 10% or greater beneficial ownership interest. The policy does not apply to employment relationships with the Company where the related compensation is reported pursuant to applicable SEC rules or for transactions where all stockholders receive the same proportional benefits.

In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account all relevant facts and circumstances, including:

•	the benefits to the Company;

•	the impact on the independence of a member of our Board of Directors;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction, including whether the terms are no less favorable than those generally available to unaffiliated third-parties in similar circumstances; and

•	the terms available to unrelated third parties or to employees generally.

We have not entered into any transaction since the beginning of fiscal 2007, and there are no currently proposed transactions, in which any related person, as defined in rules promulgated by the SEC and our related party transaction policy, received an amount exceeding $120,000.

We have employed Clay Jenkins, the son of J.S.B. Jenkins, our President and Chief Executive Officer, in various capacities since December 6, 1999, most recently as our Senior Vice President of Sales. Clay Jenkins was paid an aggregate salary and bonus of $158,842 for his services during the 2007 fiscal year and he was also awarded a grant of performance units equal to 3,200 shares of our common stock if we achieve 100% of the target return on non-cash assets for the performance cycle of July 1, 2006 to June 30, 2009. As of September 1, 2007, Clay Jenkins owned 42,402 shares of our common stock, which includes approximately 699 shares held indirectly through our Stock Purchase Program. We are of the opinion that Clay Jenkins’ employment is in the best interest of the Company.

We have employed Jeff Karwich, the son-in-law of David Lawhon, our Vice President of Operations, in various capacities since September 15, 1994, most recently as our Senior Vice President of Operations, Men’s Division. Jeff Karwich was paid an aggregate salary and bonus of $95,261 for his services during the 2007 fiscal year and he was also awarded a grant of performance units equal to 1,600 shares of our common stock if we achieve 100% of the target return on non-cash assets for the performance cycle of July 1, 2006 to June 30, 2009. As of September 1, 2007, Jeff Karwich owned 208 shares of our common stock. We are of the opinion that Jeff Karwich’s employment is in the best interest of the Company.

Although it does not qualify as a transaction with a related party under the rules promulgated by the SEC, we have engaged Financo, Inc., an investment banking firm specializing in the apparel and accessories sector, to assist the Company in the evaluation of a full range of strategic alternatives to increase shareholder value. Since 2002, Colombe Nicholas, one of the members of our Board of Directors and a nominee for re-election to the Board, has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., specializing in the fashion industry.

Director Compensation Information.

Mr. Jenkins is the only director who is also an employee of the Company. As such, he does not receive any additional compensation for serving on the Board of Directors. The compensation for our non-employee directors is made up of the following components:

Annual Retainer and Meeting Fees.  For the fiscal year ended June 30, 2007, non-employee directors and our Chairman received annual retainer fees of $25,000 and $53,000, respectively. In addition, the chairperson of our Audit Committee received a $7,500 annual retainer and the chairperson of our Compensation Committee received a $5,000 annual retainer. Our non-employee directors, other than our Chairman, also received a fee of $1,500 for each Board meeting and each committee meeting they attended, other than Audit Committee meetings, for which the fee was $2,000 per meeting.

Incentive Awards.  The Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the “Omnibus Plan”) provides for the issuance of incentive stock options, nonqualified stock options, performance units, stock appreciation rights, and restricted stock. Under the Omnibus Plan, when a non-employee director is first elected or appointed to the Board, he or she is granted 4,060 shares of restricted stock, or, if the Board so elects, an alternative form of award (other than an incentive stock option) with a value substantially equivalent to the value of such restricted stock. The Omnibus Plan also provides that on or about the beginning of each fiscal year, each continuing non-employee director will receive an award of 3,000 shares of restricted stock and our Chairman (if the Chairman was previously elected to the Board and continues to serve as a director) will receive an award of 4,200 shares of restricted stock. If the Board so elects, alternative forms of awards (other than an incentive stock option), with a value substantially equivalent to the value of the restricted stock award, may be granted.

The Board of Directors unanimously determined not to accept any restricted stock or alternate forms of awards for fiscal 2007 based on our fiscal 2006 performance.

Stock Deferral Plan.  Our non-employee directors may elect in writing to defer receipt of all of their annual and committee chair retainer fees and meeting fees under our 1995 Stock Deferral Plan for Non-Employee Directors. All amounts deferred are credited to an account we maintain in phantom stock units which are equivalent in value to shares of our common stock, based on the average daily closing price of our common stock during the quarter in which the cash amount would otherwise have been paid.

All phantom stock units are fully vested and cannot be forfeited. Shares of stock equal to the number of phantom stock units are payable in a single distribution at the time specified in the applicable deferral election, so long as that time is not earlier than twelve months following the establishment of a particular phantom stock unit. The Company has the option to pay the cash value of the shares underlying the phantom stock units in lieu of issuing such shares. Phantom stock units for any declared cash dividends that would be payable on a number of shares of our common stock equal to the phantom stock units in a participating director’s account are credited to the account based on the closing price of our common stock on the dividend record date. Phantom stock units will also be adjusted for stock dividends or other capital adjustments. In the event we experience a change in control, all phantom stock units will become immediately payable.

As of September 19, 2007, six directors were eligible to participate in our benefit plans for non-employee directors. The stock deferral plan was originally authorized to issue up to 50,000 shares of our common stock, of which 24,248 are still available for issuance.

Other Benefits.  We reimburse our directors for travel, lodging and related expenses they incur in attending Board and committee meetings, and we provide each director with directors’ and officers’ insurance and travel accident insurance.

Compensation during Fiscal 2007.  The following table describes the total compensation paid to our non-employee directors for services rendered in all capacities to the Company during the fiscal year ended June 30, 2007. For fiscal 2007, the Board of Directors, as a result of the Company’s fiscal 2006 financial performance, determined not to accept the annual equity grant the members would otherwise have been entitled to receive under the terms of the Omnibus Plan. As a result, we did not grant any restricted stock, stock options or other equity-based awards to our non-employee directors during the fiscal year ended June 30, 2007.

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Options	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)	($)	($)	($)	($)		($)

Dr. James F. Gaertner, Ph.D.	$53,000	$0	$0	$0	$0	$10,136	(1)	$63,136
Roger R. Hemminghaus	$51,500	$0	$0	$0	$0	$60,123	(1)	$111,623
George C. Lake	$47,500	$0	$0	$0	$0	$0		$47,500
Colombe M. Nicholas	$43,000	$0	$0	$0	$0	$0		$43,000
W. Grady Rosier	$48,000	$0	$0	$0	$0	$0		$48,000
Gene Stallings	$43,000	$0	$0	$0	$0	$0		$43,000

(1)	Earnings, including changes in market value, on deferred director’s fees under the 1995 Stock Deferral Plan for Non-Employee Directors.

The following table sets forth outstanding equity awards held by each non-employee director at June 30, 2007.

	Number Outstanding at Fiscal Year End
Name	Restricted Stock Awards	Option Awards

James F. Gaertner	2,057	40,126
Roger R. Hemminghaus	1,067	17,800
George C. Lake	1,667	7,300
Colombe M. Nicholas	1,067	17,800
W. Grady Rosier	1,333	5,500
Gene Stallings	1,067	23,150

PROPOSAL TWO: ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS

The Board of Directors is asking the stockholders to approve an amendment to Article VII of the Company’s certificate of incorporation to provide for the annual election of directors. Article VII, Section 1 of our certificate of incorporation currently provides that the Board of Directors is to be divided into three classes, with the directors in each class elected to hold office for three-year terms. If our stockholders approve this Proposal Two, our classified board would be eliminated and directors would thereafter be elected for one-year terms at each annual meeting of stockholders, beginning at the 2008 annual meeting of stockholders.

If this proposal is approved, the term of a director elected prior to the filing of the certificate of amendment with the Delaware Secretary of State giving effect to this amendment would not be affected by this amendment. In order to ensure the smooth transition to a system of annual elections, each of these directors would continue to serve until his or her respective current stockholder-approved term of office expires, including those directors elected for three-year terms at the 2007 annual meeting. If our stockholders approve the amendment at the annual meeting, corresponding changes to our bylaws will also take effect.

In addition to Article VII, Section 1, the amendment will also amend Section 2 of the Company’s certificate of incorporation to address how vacancies and newly-created directorships resulting from an increase in the number of directors will be treated in the transition period to the declassified board. Any new directors appointed by the Board of Directors by reason of a vacancy, whether due to the death, resignation or removal of a director, or due to an increase in the size of the Board of Directors, would be appointed to serve the remainder of the term of the class to which the new director was appointed, and until his or her successor is elected and has qualified.

The amendment will also amend Article VII, Section 3 of the certificate of incorporation to provide that, until the 2010 annual meeting of stockholders, any director may only be removed for cause and by a majority of the voting power of the then outstanding shares. After the 2010 annual meeting, any director would be subject to removal, with or without cause, by the vote of the holders of at least a majority of shares entitled to vote at the election of directors.

Rationale for the Amendment.  Our Board of Directors is committed to good corporate governance. This proposal is a result of ongoing review of corporate governance matters by the Board of Directors. In making its determination to recommend declassification, the Board considered arguments both for and against the classified board structure. Weighing in favor of the classified board structure is the Board’s belief that historically a classified board structure with staggered three-year terms has helped ensure that at least two-thirds of the Board has prior experience and familiarity with our business and the complex global markets in which we operate. The Board believes such long-term institutional knowledge benefits the Company and enables the Board to engage in long-term strategic planning. The Board also considered the fact that a classified board structure may help safeguard the Company against unsolicited third-party efforts to take control of the Company without paying fair value for the Company’s business and assets, by preventing the unilateral removal of directors by a potential acquirer at a single annual meeting. The Board also considered the possibility that the classified board structure enhances the independence of the non-employee directors who sit on the Board.

On the other hand, the Board acknowledges a number of commentators feel the classified board structure may reduce the accountability of directors to stockholders by decreasing the frequency with which such directors stand for re-election. The Board also recognizes director elections are the primary means by which the Company’s stockholders affect corporate management and, consequently, that the classified board structure may have an adverse impact on stockholder influence over the Company’s policies.

Our Board considered the various positions for and against a classified board, particularly in light of evolving corporate governance practices. Our Board recognizes annual elections are emerging as a “best practice” in the area of corporate governance, as it provides stockholders the opportunity to hold every member of the Board accountable for performance every year. Our Board consulted management and outside advisors when it considered the various positions for and against a classified board structure. After weighing these factors, the Board has determined it is an appropriate time to propose declassifying the Board and believes the amendment is advisable and in the best interests of the Company and its stockholders.

Text of the Amendment.  The text of the proposed amendment to our certificate of incorporation is attached to this proxy statement as Appendix 1, with deletions indicated by strike-outs and additions indicated by underlining. If the proposal is approved by our stockholders, conforming amendments to our bylaws will also become effective. The summary set forth above of the amendment to our certificate of incorporation is qualified in its entirety to the text of such amendment set forth in Appendix 1.

Vote Required for Approval.  Pursuant to the provisions of our certificate of incorporation, approval of the amendment will require the affirmative vote of the holders of at least two-thirds of the total number of all outstanding voting shares of the Company.

Effectiveness of the Amendment.  If approved, the amendment will become effective on the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware, which we would file as soon as practicable following the Annual Meeting. If the proposal is not approved by the requisite stockholder vote, the Board will remain classified and the certificate of incorporation and bylaws will not be amended.

Recommendation of the Board of Directors.  The Board of Directors unanimously recommends a vote “FOR” the proposed amendment to the certificate of incorporation to provide for the annual election of directors.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP as our independent auditor for fiscal 2008, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent auditor to be an important matter of stockholder concern. The Board considers a proposal for stockholders to ratify such selection an important opportunity for our stockholders to provide direct feedback to the Board on an important issue of corporate governance.

Vote Required for Approval.  In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the meeting and entitled to vote.

Background.  Ernst & Young LLP is an internationally recognized registered public accounting firm and has been our independent auditor since 1992. In addition to retaining Ernst & Young LLP to audit our financial statements, we engage the firm to review our quarterly filings with the SEC and, from time to time, to perform other services.

The following table presents fees for professional services performed by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended June 30, 2007 and 2006 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year	Fiscal Year
	Ended	Ended
	June 30,	June 30,
	2007	2006

Audit Fees(1)	$299,020	$322,800
Audit-Related Fees(2)	$2,495	$2,700
Tax Fees(3)	$14,977	$40,800

(1)	Includes annual audit of consolidated financial statements, review of consolidated financial statements included in our Forms 10-Q, and consents associated with registration statements on Form S-8 filed with the SEC.

(2)	Includes primarily accounting consultations and consultations relating to the Sarbanes-Oxley Act of 2002.

(3)	Includes tax compliance and consulting services.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services to be performed by our independent auditor (the “Policy”).

The Policy provides that our independent auditor may not perform any audit, audit-related, tax or other services for the Company, unless: (1) the service has been pre-approved by the Audit Committee, or (2) the Company engaged the independent auditor to perform the service pursuant to the pre-approval provisions of the Policy. As provided in the Policy, the Audit Committee has granted general pre-approval of certain services to be performed by the independent auditor subject to maximum fee levels for each category of service. The Audit Committee amends and/or supplements these service categories on a periodic basis and establishes the appropriate fee level annually.

The Audit Committee has authorized the Audit Committee Chairman or any of its other members to pre-approve audit and permissible non-audit services that are consistent with the SEC’s rules on auditor independence up to $25,000 per engagement. The full Audit Committee must approve engagements that exceed $25,000. The Audit Committee members report any pre-approval decisions under these procedures to the full Audit Committee at its next regularly scheduled meeting.

All requests for services to be provided by the independent auditor that do not require specific approval by the Audit Committee are submitted to our Chief Financial Officer and must include a detailed description of the services to be rendered. Our Chief Financial Officer determines whether such services are included within the list of services that have received the Audit Committee’s general pre-approval. The Audit Committee is informed on a timely basis of any such services rendered by the independent auditor.

All services provided by and all fees paid to Ernst & Young LLP in fiscal 2007 were pre-approved by the Audit Committee in accordance with the Policy. None of the services described in the table above provided in fiscal 2007 were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and they will have an opportunity to make a statement if they desire to do so.

Recommendation of the Board of Directors.  The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent auditor for fiscal 2008.

EXECUTIVE OFFICERS

Biographical information regarding our executive officers.

The following table lists the names and ages of our named executive officers and all positions they hold. Each of the listed officers has been elected by our Board of Directors and serves at the discretion of the Board.

Name	Age	Positions Held

J.S.B. Jenkins	64	President, Chief Executive Officer and Director
Mark J. Flaherty	44	Chief Financial Officer, Treasurer and Assistant Secretary
David Lawhon	62	Vice President of Operations
Jane A. Batts	57	President — Women’s Division
Morris D. Mitchell	57	President — Men’s Division

Information regarding Mr. Jenkins’ business experience can be found under “Proposal One: Biographical and other information regarding our continuing directors.”

Mark J. Flaherty has served as our Chief Financial Officer since August 2002, our Treasurer since October 2002, and our Assistant Secretary since October 2003. Prior to becoming our Chief Financial Officer, Mr. Flaherty served as our Corporate Controller from June 1997 through August 2002. From 1991 to June 1997, Mr. Flaherty held the positions of Divisional Controller and Assistant Corporate Controller of various companies in the real estate and staffing industries. Prior to 1991, Mr. Flaherty was employed in the audit practice at the accounting firm formerly known as Coopers & Lybrand. Mr. Flaherty is a certified public accountant.

David Lawhon was elected as our Vice President of Operations on August 16, 2005. Mr. Lawhon has been with the Company in various capacities since 1963, and was the Company’s President, Men’s & Women’s Operations & Distribution for the two years prior to his appointment as Vice President of Operations. In his prior position, Mr. Lawhon was responsible for the Company’s manufacturing and distribution centers as well as purchasing and inventory control for the Men’s Division, ETON and the department store portion of the Women’s Division. Prior to that, Mr. Lawhon was Senior Vice President, Operations and Merchandising for the Men’s Division.

Jane A. Batts joined the Company as President of our Women’s Division in January 2006. Ms. Batts began her career in the swim industry in 1980 with Beach Patrol, where she was employed for approximately 18 years. Ms. Batts served as National Sales Manager of Rampage Swimwear from 2000 to 2001 and was Vice President of Sales for GUESS? Swimwear in 1999 and from 2001 to 2002. Ms. Batts was the Vice President of Junior Swimwear Brands from 2002 to 2003 and served as a Vice President of Calvin Klein and CK Swimwear from 2003 to 2004. Ms. Batts also was the Vice President of Sales at Fortune Swimwear from 2005 to January 2006.

Morris D. Mitchell has served as the President of our Men’s Division since July 2005. Prior to that time, Mr. Mitchell served as the President of our neckwear division from April 2004 to July 2005. Before joining the Company, Mr. Mitchell was President of Harken Neckwear from July 1997 to April 2004. Prior to July 1997, Mr. Mitchell held various positions with Wemco, Inc., including National Sales Manager and President/CEO, for approximately 19 years.

There are no family relationships between any directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Stock ownership of five percent or greater stockholders.

Unless otherwise indicated, the following table sets forth information as of September 1, 2007, with respect to the shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of our common stock. As of September 1, 2007, 6,948,258 shares of our common stock were issued and outstanding.

	Number of Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)	Ownership

Tandy Brands Accessories, Inc. Employees Investment Plan and Benefit Restoration Plan Trust 690 East Lamar Blvd., Suite 200 Arlington, Texas 76011	485,832(2)	6.99%
Advisory Research, Inc. 180 North Stetson St. Suite 5500 Chicago, Illinois 60601	690,342(3)	9.94%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	540,000(4)	7.77%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	451,720(5)	6.50%
J.S.B. Jenkins 690 East Lamar Blvd., Suite 200 Arlington, Texas 76011	823,794(6)	11.45%

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days.

(2)	Voting power of the shares held pursuant to the Tandy Brands Accessories, Inc. Employees Investment Plan and Benefit Restoration Plan Trust is vested in Comerica Bank, as trustee, subject to the right of participants in the plans to direct the voting of each of their allocable shares of our common stock in the plans. The trustee votes any shares for which no directions are received in the same proportion as those shares with respect to which voting directions are received.

(3)	Based upon a Schedule 13G filed on August 10, 2007.

(4)	Based upon a Schedule 13G filed on February 6, 2007.

(5)	Based upon a Schedule 13G filed on February 2, 2007.

(6)	Includes 429,420 shares held of record, 243,256 shares subject to stock options exercisable within 60 days, approximately 4,101 shares held indirectly through our Stock Purchase Program, and approximately 147,017 shares held indirectly through our Employees Investment Plan; but does not include approximately 82,051 phantom stock units held indirectly through our Benefit Restoration Plan or 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest. Employees Investment Plan and Stock Purchase Program holdings are as of August 31, 2007.

Stock ownership of our directors and executive officers.

Unless otherwise indicated, the following table sets forth information as of September 1, 2007, with respect to the shares of our common stock beneficially owned by each of our directors, our named executive officers, and our directors and named executive officers as a group. As of September 1, 2007, 6,948,258 shares of our common stock were issued and outstanding.

	Number of Shares		Percentage of
Name of Beneficial Owner	Beneficially Owned(1)		Ownership

James F. Gaertner, Ph.D.	60,228	(2)	*
Roger R. Hemminghaus	52,182	(3)	*
J.S.B. Jenkins	823,794	(4)	11.45%
George C. Lake	14,200	(5)	*
Colombe M. Nicholas	23,545	(6)	*
W. Grady Rosier	14,900	(7)	*
Gene Stallings	32,482	(8)	*
Mark J. Flaherty	54,744	(9)	*
David Lawhon	44,169	(10)	*
Morris D. Mitchell	6,913	(11)	*
Jane A. Batts	7,639	(12)	*
All directors and executive officers as a group (11 persons)	1,134,796	(13)	15.31%

*	Represents less than 1%.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. Directors and officers have sole voting and investment power with respect to the shares shown unless otherwise indicated below. Employees Investment Plan and Stock Purchase Program holdings are as of August 31, 2007.

(2)	Includes 15,974 shares held of record, 40,126 shares subject to stock options exercisable within 60 days; and approximately 4,128 shares attributable to ownership of phantom stock units under our 1995 Stock Deferral Plan for Non-Employee Directors.

(3)	Includes 9,245 shares held of record, 17,800 shares subject to stock options exercisable within 60 days; and approximately 25,137 shares attributable to ownership of phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors.

(4)	Includes 429,420 shares held of record, 243,256 shares subject to stock options exercisable within 60 days, approximately 4,101 shares held indirectly through our Stock Purchase Program, and approximately 147,017 shares held indirectly through our Employees Investment Plan; but does not include approximately 82,051 phantom stock units held indirectly through our Benefit Restoration Plan or 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest.

(5)	Includes 6,900 shares held of record and 7,300 shares subject to stock options exercisable within 60 days.

(6)	Includes 5,745 shares held of record and 17,800 shares subject to stock options exercisable within 60 days.

(7)	Includes 9,400 shares held of record and 5,500 shares subject to stock options exercisable within 60 days.

(8)	Includes 9,332 shares held of record and 23,150 shares subject to stock options exercisable within 60 days.

(9)	Includes 12,801 shares held of record, 40,121 shares subject to stock options exercisable within 60 days, approximately 1,292 shares held indirectly through our Stock Purchase Program and approximately 530 shares held indirectly through our Employees Investment Plan.

(10)	Includes 3,558 shares held of record, 26,645 shares subject to stock options exercisable within 60 days, approximately 736 shares held indirectly through our Stock Purchase Program and approximately

13,230 shares held indirectly through our Employees Investment Plan; but does not include approximately 115 phantom stock units held indirectly through our Benefit Restoration Plan.

(11)	Includes 3,561 shares held of record, 2,495 shares subject to stock options exercisable within 60 days, and approximately 857 shares held indirectly through our Stock Purchase Program.

(12)	Includes 3,396 shares held of record, 1,334 shares subject to stock options exercisable within 60 days, and approximately 2,909 shares held indirectly through our Stock Purchase Program.

(13)	Includes 509,332 shares held of record, 425,527 shares subject to stock options exercisable within 60 days, approximately 9,895 shares held indirectly through our Stock Purchase Program, approximately 160,777 shares held indirectly through our Employees Investment Plan; and 29,265 shares attributable to phantom stock units held under our 1995 Stock Deferral Plan for Non-Employee Directors, but does not include approximately 82,166 phantom stock units held indirectly through our Benefit Restoration Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file reports with the SEC. These persons must file initial reports of ownership on Form 3 as well as reports of changes in ownership of common stock and other equity securities of our Company on Forms 4 and 5. Executive officers, directors and greater than 10% stockholders are required by federal regulations to provide us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of reports made available to us and/or written representations that no other reports are required, to our knowledge, our executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophies and objectives of our executive compensation program.

Our executive compensation programs reflect our culture and philosophy that our executives are responsible for devising and implementing strategies to create long-term stockholder value and should be appropriately rewarded for doing so. The primary objectives of our executive compensation programs are to:

•	attract, retain and motivate highly qualified and committed executive officers that possess characteristics and skills which are central to our long-term success and competitiveness;

•	support a performance-oriented environment, encouraging strong operating and financial performance to maximize the long-term value of our operations;

•	use the competitive employment marketplace as a guide to assessing and establishing compensation levels;

•	exercise appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the particular executive officer, our current economic and business circumstances and prevailing conditions in the marketplace; and

•	create a shared sense of direction, ownership and commitment to an ownership culture in which our executives share meaningfully with our stockholders in the long-term enhancement of stockholder value.

Our executive officer compensation program is designed to reward the following attributes:

•	Performance. We reward decision-making that achieves operating results which increase stockholder value over the long term.

•	Excellence. We expect our executive officers to discharge their duties with excellence and in a professional manner. We expect a high level of enthusiasm, diligence, business acumen and attention to detail.

•	Leadership. Our executives are expected to demonstrate leadership, both within our Company and the community.

•	Teamwork. We evaluate our executives as members of a team, not merely as individuals.

•	Loyalty. We promote a culture of ownership throughout our organization and reward our employees, including our named executive officers, who remain dedicated to our business over the long-term with equity ownership opportunities.

Role of our Compensation Committee.

The Compensation Committee of our Board of Directors develops our compensation philosophy and objectives as a whole and reviews and approves all compensation decisions related to our executive officers. The Compensation Committee is made up solely of directors who meet the “independence” requirements of the SEC and Nasdaq.

The Compensation Committee evaluates the performance of our chief executive officer and recommends his level of compensation based upon the judgment of each committee member with respect to his individual performance and our overall performance relative to our peer group. In connection with evaluating the performance of our other executive officers, our chief executive officer meets with the Compensation Committee and furnishes his opinions regarding the individual performance of such officers. The Compensation Committee then recommends the level of compensation for each of such other executive officers based upon the individual committee member’s judgment of such officer’s performance and our overall performance. The Compensation Committee submits its compensation recommendations to our Board of Directors and the Board of Directors has final approval of executive officer compensation. The Compensation Committee’s specific responsibilities include:

•	reviewing, revising and approving an appropriate peer group to facilitate benchmarking comparisons;

•	reviewing and approving annually our goals and objectives relevant to the compensation to be paid to our executive officers;

•	reviewing and approving annually the individual elements of targeted compensation for our chief executive officer, including base salary, target performance bonus and proposed equity awards and reporting such determinations to the Board of Directors;

•	evaluating annually our performance in light of the performance metrics chosen with respect to the compensation payable to our executive officers and determining the actual amount of incentive compensation to be paid to them based on this evaluation and other relevant information;

•	reviewing with management matters relating to compensation;

•	approving and/or making recommendations to the Board of Directors regarding employment agreements, severance arrangements, change in control provisions and any special supplemental benefits and perquisites applicable to our executive officers; and

•	reviewing and discussing with management the disclosures made in this Compensation Discussion and Analysis prior to filing our annual proxy statement, and recommending to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.

The Compensation Committee engaged the executive compensation firm Hewitt Associates, LLC to assist in assessing and determining appropriate recommended compensation for the Company’s named executive officers based on pay and other compensation trends at comparable companies. The Compensation Committee has the sole authority to approve Hewitt’s fees and other retention terms in connection with these services. To promote consistency and efficiency, the same firm provides executive compensation information and advice to our management but does not provide any other consulting services to the Company.

Elements of our executive compensation program.

For fiscal 2007, our executive officers’ compensation program generally featured (1) an annual base salary, (2) an opportunity for a cash incentive bonus, (3) a long-term compensation component in the form of equity awards, (4) retirement contributions under our Employees Investment Plan and Benefit Restoration Plan, and (5) participation in our standard employee benefit plans, such as our Stock Purchase Program, as well as a limited range of other perquisites. In establishing these components, we collected and reviewed information regarding comparative executive officer compensation using publicly available sources as well as information produced by Hewitt Associates, LLC.

Base Salary.  During fiscal 2007, we sought to establish base salaries of our executive officers at levels that, in the judgment of the Compensation Committee and the Board of Directors, were sufficiently competitive to attract and retain qualified executive officers and to recognize both individual performance and overall Company performance. In setting these salaries, the Compensation Committee considers the scope of the executive’s responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation compared to peer and competitor companies, and the specific actions and strategic activities of each executive officer for the prior year. We pay our executive officers a base salary to provide a level of compensation that is competitive with the companies with which we compete to attract and retain executive officers.

The salaries set for fiscal 2007 were approximately equal to the average base salaries for comparable positions within our peer group. The Compensation Committee and the Board of Directors reviewed the base salary portion of annual compensation prior to the beginning of the fiscal year and determined not to provide salary increases for fiscal 2007. This determination was based on the salary levels for our executive officers being appropriate as previously determined in light of the peer group analysis and our overall performance. Ms. Batts’ salary was set in accordance with the terms of the offer letter by which she accepted her employment.

Annual Incentive Bonus.  For fiscal 2007, the Board of Directors, upon the recommendation of the Compensation Committee, adopted an incentive bonus plan for Mr. Jenkins, Mr. Flaherty and Mr. Lawhon which set potential bonus levels based on our achievement of corporate pre-tax income targets. If we did not achieve at least 70% of the pre-tax income target for the fiscal year, no bonus would be paid. For Mr. Mitchell and Ms. Batts, their potential bonus was based on achieving pre-tax income targets for mens’ and womens’segments, respectively. The annual incentive bonus calculation for each executive officer was based on the individual executive’s payout percentage, which ranged from 31% to 75% of such officer’s base salary (based on achieving 100% of the pre-tax income target).

Long-Term Compensation.  Equity is our only form of long-term incentive compensation. In general, our practice has been to grant equity awards to our executive officers at the beginning of our fiscal year based on the prior year’s overall performance. These awards have been designed to reward our executives for their past performance and, as we succeed, reward them for their future contributions to that success, thus aligning their long-term incentive compensation with our long-term success. These grants typically have consisted of a mix of restricted stock and stock options. Grants of restricted stock would typically vest in a single installment three years following the date of grant and stock options would typically vest in one-third increments on the anniversary of the date of grant of the option, provided the executive continues employment. For 2007, the Compensation Committee determined prior to the beginning of the fiscal year to not make a grant of restricted stock or stock options to our executive officers. This determination was based on the Committee’s view that our overall financial performance for fiscal 2006 did not merit such a grant.

At the end of fiscal 2006, the Compensation Committee began exploring alternative forms of awards which could more closely tailor the long-term incentive grants to our executive officers with our long-term performance. At the request of the Compensation Committee, Hewitt Associates, LLC submitted an outline of a proposed long-term incentive plan. The principles and consideration underlying this long-term incentive plan included recognizing and rewarding long-term leadership and contributions, reflecting targeted retention for, and the strategic impact of, individual participants, and providing an incentive to create longer-term business sustainability and performance. The Compensation Committee recognized all three elements as being equally critical. In considering the long-term incentive structure, the Compensation Committee also considered the limited value of certain past equity awards and that no awards were made for fiscal 2006 or 2007. The intent behind the long-term incentive structure is to provide a positive incentive opportunity by focusing on operational performance, establish high, but realistic performance standards, and to drive a focus on share value based on controllable variables.

The Compensation Committee determined to implement this long-term incentive approach through the grant of performance units under our Omnibus Plan. Each performance unit is payable in shares of our common stock. The performance cycle for these performance units began on July 1, 2006 and ends on June 30, 2009. If the performance units are not previously forfeited, on June 30, 2009, the participant will vest in a percentage of the performance units which corresponds to the applicable return on non-cash assets (or “RONCA”) we achieve for the performance cycle. The performance units, or a pro-rated portion thereof, will vest if the participant (i) continues to be employed through the performance cycle, (ii) experiences a termination of service as a result of death, permanent disability or retirement, (iii) is terminated without cause by the Company, or (iv) terminates employment for good reason. The performance units will also vest if there is a change in control of the Company.

The ultimate number of shares of our common stock which may be issued pursuant to a performance unit award will be determined based on the RONCA target we actually achieve during the performance cycle. The number of performance units which will vest and be settled in shares of our common stock will range from 0% to 150% of the target shares, based on the actual RONCA target achieved. The target shares which would be issuable to our executive officers in the event we achieved 100% of the 6.73% RONCA target for the performance cycle are as follows

J.S.B. Jenkins	President and Chief Executive Officer	29,636 shares
David Lawhon	Vice President of Operations	12,540 shares
Mark J. Flaherty	Chief Financial Officer	12,540 shares
Jane A. Batts	President — Women’s Division	5,620 shares
Morris D. Mitchell	President — Men’s Division	5,620 shares

The Compensation Committee considered possible performance measures and determined RONCA was an appropriate performance standard because the Compensation Committee believes it correlates well to internal performance metrics which are within the control of management and it is effective in driving long-term stockholder value.

Retirement Plan Contributions.  We offer an Employees Investment Plan (a 401(k) plan) generally to all of our employees who meet a minimum service requirement. Our named executive officers participate in this plan in the same manner as all other employees.

In addition to the Employee Investment Plan, we offer a supplemental retirement plan, the Benefit Restoration Plan, which is a multi-fund nonqualified plan of deferred compensation. The purpose of the Benefit Restoration Plan is to restore retirement benefits on behalf of a small group of our management and highly compensated employees who are eligible to make contributions to our Employees Investment Plan, the amount of which is reduced due to limitations imposed by Sections 401(a)(17) and 402(g) of the Internal Revenue Code of 1986. The Benefit Restoration Plan is further described in the text accompanying the Non-Qualified Deferred Compensation Table on page 30. Currently, Mr. Jenkins and Mr. Lawhon are the only executive officers who qualify for participation in the Benefit Restoration Plan.

The retirement plans we offer to our employees are designed to provide post-employment financial security and, in the case of the Benefit Restoration Plan, to mitigate the effects of deferral limitations on highly compensated individuals in qualified plans, such as our Employees Investment Plan. We believe these plans are a vital component in attracting and retaining qualified employees and executives.

We also have entered into an agreement with Mr. Jenkins relating to the termination of a supplemental retirement plan which was previously available to certain executives. This agreement is discussed in more detail in the text accompanying the Non-Qualified Deferred Compensation Table on page 30.

Employee Benefit Plans.  Our Employees Investment Plan (“401(k) Plan”) is open to substantially all of our full-time employees who have completed one year of service. Eligible employees may contribute up to 25% of their annual compensation to the 401(k) Plan on a pretax basis. We, at our discretion, match 100% of employee contributions up to 5% of compensation. The 401(k) Plan allows participants to direct the investment of both employee and matching employer contributions from a variety of investment alternatives, one of which is our common stock.

We also offer a Stock Purchase Program which provides our employees an opportunity for convenient and regular personal investments in our common stock. It is open to all full-time employees who have been employed at least six months, but less than one year, or who have been employed one year or more and are contributing to the 401(k) Plan. Under the Program, participants may contribute either 5% or 10% of their earnings and we match 25% or 50% of each participant’s contribution depending on their length of employment or other considerations. All contributions are invested in our stock which is distributed annually to the participants. All stock (and cash for any fractional shares) credited to a participant’s account will be delivered on the death of the participant, the termination of the participant’s employment, retirement at age 65 or older, or withdrawal in full from participation in the program. In the event an employee withdraws from the program, they will not be eligible to participate again until after the expiration of twenty-four months from the date of withdrawal.

Our named executive officers participate in the 401(k) Plan and Stock Purchase Program on the same terms as our other employees.

Perquisites.  Generally, our philosophy on perquisites is to offer only a very limited range of perquisites unless, in special circumstances, we are attracting or relocating a new executive. Except for such special circumstances, the only perquisites we offer to our named executive officers which are not generally available to our employees are the use of a company-owned vehicle and the payment of certain country club and travel club fees. The primary rationale for supplying these perquisites is to remain competitive in the marketplace and to permit our executives to more efficiently perform their duties.

Why we use pre-tax income to determine cash incentive compensation levels.

We have chosen pre-tax income as a means of measuring our performance because (i) it translates well across our peer group, (ii) it aligns operating results with operating assets and (iii) it measures the performance of management on factors within their control (e.g., ensuring inventory levels are kept at appropriate levels, accounts receivable are collected fully and promptly, non-productive assets are liquidated, investments generate an appropriate return).

The role of executive management in the compensation process.

The Compensation Committee works with our executive officers with respect to the practical aspects of the design and execution of our executive compensation programs. Because our executive officers’ incentive compensation is derived, in part, from our annual operating performance, our annual budget is a key component of the process by which compensation is determined. In addition, and as part of the annual budget process, our chief executive officer makes recommendations concerning proposed compensation elements for the other named executive officers, including equity and non-equity incentive targets and the formulas used to determine whether cash incentive compensation will be awarded. Our chief executive officer and other members of management also evaluate comparative data for our industry and market peers to compare proposed compensation against such peer companies and provide such information to the Compensation Committee. Following the chief executive officer’s recommendations regarding the other executive officers, the Compensation Committee engages in one or more discussion sessions with and without executive management to make a final compensation determination, including compensation for our executive officers.

Change of control agreements.

We entered into severance agreements with J.S.B. Jenkins in July 1999, Mark J. Flaherty in August 2003, and David Lawhon in August 2005. Each severance agreement has a three-year term, but is automatically extended on a year-to-year basis after the end of each term unless a change in control, as defined in the agreements, occurs. If a change in control occurs, the severance agreements will remain in effect until all benefits which are due have been paid. If, within three years after a change in control occurs, the officer’s employment is terminated, other than as a result of permanent disability or for cause, or the officer terminates his employment as a result of certain events, the officer will be entitled to an amount equal to 200% of the officer’s aggregate base pay plus incentive pay. In addition, if a change in control occurs:

•	all of the officer’s stock options will immediately vest;

•	all restrictions on any restricted stock granted to the officer will lapse; and

•	the performance units granted prior to the change in control will vest.

Under the severance agreements, each officer will, for two years following termination after a change in control, continue to receive the same employee benefits he received prior to termination. All amounts payable under each severance agreement cannot exceed 299% of the officer’s “base amount” as determined under the Internal Revenue Code.

These benefits are intended to ensure our senior management is not influenced by their personal situations and are able to be objective in evaluating a potential change in control transaction. In addition, the benefits associated with early vesting of equity awards protect employees in the event of a change in control and ensure an orderly transition of leadership.

Stock ownership policy.

To further align the focus of management with the interests of our stockholders, we have adopted a policy that requires our non-employee directors hold shares of our common stock with an aggregate value equal to three times the annual retainer for non-employee directors, and in the case of our Chairman, five times the Chairman’s annual retainer. The adoption of this policy provided for a five-year phase in period from June 16, 2005 for directors in office on such date. Newly-elected directors will also have five years to comply with the stock ownership policy. Our executive officers and directors are prohibited from engaging in any hedging or monetization transactions involving our securities.

Management of dilution caused by equity compensation.

Under the Omnibus Plan, we are authorized to issue a pre-determined number of shares of our common stock as awards. We are mindful of the dilution caused by, and the rate at which shares are used in connection with, the grant of stock options and equity awards. Among the issues considered by the Compensation Committee in determining whether to grant equity awards and the type of award to be granted is the relative dilutive impact of such grants to our existing stockholders. As a result of the relatively favorable expense and dilution impact, our Compensation Committee determined to amend the Omnibus Plan to provide that, beginning in fiscal 2008, awards made to non-employee directors would be in the form of restricted stock. The Compensation Committee had, in previous years adjusted the default awards of options to be issued to non-employee directors under the Omnibus Plan to a combination of stock options and restricted stock. Beginning in fiscal 2004, the Compensation Committee made similar adjustments to equity awards granted to our executive officers to provide for a mix of options and restricted stock. The Compensation Committee expects that an increasing portion of any equity awards made to our employees as compensation will be in the form of restricted stock or stock appreciation rights settled with cash and that relatively fewer stock options will be granted.

Tax and accounting considerations.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) which provides that companies may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid to our executive officers under our incentive compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements to ensure competitive levels of total compensation for our named executive officers. While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated by the Compensation Committee in light of our overall compensation philosophy and objectives.

We adopted Statement of Financial Accounting Standards, No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) effective July 1, 2005. This statement requires us to recognize the cost of employee services received in exchange for stock-based compensation. Under SFAS 123R, we are required to record compensation expense over an award’s requisite service period based on the award’s grant-date fair value. We use the Black-Scholes option pricing model to calculate the fair value of each option award on its date of grant. The fair value of restricted stock and performance unit awards is based on quoted market values of our common stock on the grant dates.

Compensation Committee Report.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on its review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

W. GRADY ROSIER, CHAIR
COLOMBE M. NICHOLAS
GENE STALLINGS

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED JUNE 30, 2007

The following table summarizes the compensation earned by our chief executive officer, chief financial officer and each of the other three most highly compensated executive officers for the past fiscal year.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Earnings	Compensation(2)	Total

J.S.B. Jenkins President and Chief Executive Officer	2007	$508,820	$0	$105,693	$62,707	$0	$312,406	$442,782	$1,432,408
Mark J. Flaherty Chief Financial Officer, Treasurer and Assistant Secretary	2007	$187,502	$0	$44,626	$26,566	$0	$0	$22,649	$281,343
David Lawhon Vice President of Operations	2007	$180,007	$0	$5,243	$8,407	$0	$391	$33,121	$227,169
Morris D. Mitchell President — Men’s Division	2007	$210,001	$44,369	$3,171	$3,192	$0	$0	$34,658	$295,391
Jane A. Batts President — Women’s Division	2007	$210,000	$94,500	$0	$5,231	$0	$0	$25,609	$335,340

(1)	The stock and option award valuation assumptions are described in Note 9 of the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2007.

(2)	Items comprising all other compensation are described and quantified in the All Other Compensation Table below.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

		Company
		Contributions to			Perquisites and
		Retirement and	Insurance	Securities Purchased	Other Personal
Name	Year	401(k) Plans(1)	Premiums(2)	at a Discount(3)	Benefits(4)	Total

J.S.B. Jenkins	2007	$389,945	$17,542	$25,441	$9,854	$442,782
Mark J. Flaherty	2007	$8,315	$4,367	$6,375	$3,592	$22,649
David Lawhon	2007	$14,914	$4,236	$9,180	$4,792	$33,121
Morris D. Mitchell	2007	$9,696	$3,583	$5,250	$16,128	$34,658
Jane A. Batts	2007	$4,442	$4,502	$12,863	$3,802	$25,609

(1)	Represents Company contributions to the Employees Investment Plan, contributions to the Benefit Restoration Plan for Mr. Jenkins and Mr. Lawhon, and, for Mr. Jenkins, an accrual of $330,593 as provided by an agreement entered into in connection with the termination of a supplemental retirement plan in 2005.

(2)	Represents premiums paid for life, accidental death and dismemberment and disability insurance.

(3)	Represents Company matching contributions under our Stock Purchase Program.

(4)	Represents the taxable income value of company-owned automobiles and amounts paid for country and travel club fees and, for Mr. Mitchell, temporary living and moving expenses of $5,406 and a related tax-gross up of $3,365.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED JUNE 30, 2007

The following table sets forth information relating to grants of plan-based awards during the fiscal year ended June 30, 2007 to the executive officers named in the Summary Compensation Table. During the fiscal year ended June 30, 2007, the Company did not grant any stock options or make any restricted stock grants to the officers named in the Summary Compensation Table. In October 2006, the Board of Directors, upon the recommendation of the Compensation Committee, approved grants of performance units to our executive officers under the Omnibus Plan. The performance cycle for these performance units is measured from July 1, 2006 to June 30, 2009 and the performance units, if earned, will be settled in shares of our common stock. The performance measure for the units is based on our return on non-cash assets. The ultimate number of shares of common stock which may be issued pursuant to a performance unit will be determined based on the return on non-cash assets actually achieved during the performance cycle. The number of performance units which may vest and be settled in shares of common stock ranges from 0% to 150% of the 6.73% return on non-cash assets target payout, based on the actual return on non-cash assets achieved. Currently, the Company does not anticipate the performance units will vest.

In addition to vesting based on the return on non-cash assets we achieve, a pro-rated portion of the performance units will vest if the participant experiences a termination of service as a result of death, permanent disability or retirement. The number of performance units that will vest in such circumstances will be based on the number of months of employment during the performance cycle. Currently, Messrs. Jenkins and Lawhon are the only participants who would be eligible for retirement. In the event a participant experiences a termination of service without cause by the Company, for good reason by the participant, or as a result of a change in control of the Company during the performance cycle, 100% of the performance units will vest.

									All Other
									Option
									Awards:
									Number of		Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			Securities	Exercise or	Fair Value of
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Underlying	Base Price of	Stock and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Option Awards	Option Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)

J.S.B. Jenkins	10/31/06	10/31/06	n/a	n/a	n/a	14,818	29,636	44,454	n/a	n/a	$325,557
Mark J. Flaherty	10/31/06	10/31/06	n/a	n/a	n/a	6,270	12,540	18,810	n/a	n/a	$137,754
David Lawhon	10/31/06	10/31/06	n/a	n/a	n/a	6,270	12,540	18,810	n/a	n/a	$137,754
Morris D. Mitchell	2/23/07	10/31/06	n/a	n/a	n/a	2,810	5,620	8,430	n/a	n/a	$68,046
Jane A. Batts	2/23/07	10/31/06	n/a	n/a	n/a	2,810	5,620	8,430	n/a	n/a	$68,046

(1)	The grant date fair value is based on the target number shares underlying the performance units issued.

OUTSTANDING EQUITY AWARDS AS OF JUNE 30, 2007

This table sets forth certain information concerning outstanding stock options and stock awards, including unvested restricted stock at fiscal year-end 2007 for each named executive officer, based on the closing price of our common stock of $12.70 on June 29, 2007, which was the last business day of fiscal 2007.

	Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
					Number of		Value of	Unearned	of Unearned
					Shares or		Shares or	Shares, Units	Shares, Units
					Units of		Units of	or Other	or Other
	Number of Securities				Stock That		Stock That	Rights That	Rights That
	Underlying Unexercised		Option	Option	Have Not		Have Not	Have Not	Have Not
	Options (#)		Exercise	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)		($)	(#)(4)	($)

J.S.B. Jenkins	15,000	0	$12.3125	8/8/07	26,918	(2)	$341,859	29,636	$376,377
	15,000	0	$17.5625	8/11/08
	25,000	0	$16.8130	7/1/09
	32,500	0	$8.1250	7/1/10
	40,000	0	$5.6300	7/1/11
	40,000	0	$11.6650	7/1/12
	29,700	0	$12.0650	7/1/13
	19,800	9,900	$13.2605	7/1/14
	8,178	16,356	$10.5700	7/1/15
Mark J. Flaherty	2,000	0	$17.5625	8/11/08	11,370	(2)	$144,399	12,540	$159,258
	2,000	0	$16.8130	7/1/09
	4,000	0	$11.6650	7/1/12
	12,600	0	$12.0650	7/1/13
	8,400	4,200	$13.2605	7/1/14
	3,461	6,920	$10.5700	7/1/15
David Lawhon	4,000	0	$12.3125	8/7/07	1,490	(3)	$18,923	12,540	$159,258
	4,000	0	$17.5625	8/11/08
	4,000	0	$16.8130	7/1/09
	4,000	0	$11.6650	7/1/12
	4,000	0	$12.0650	7/1/13
	3,333	1,667	$13.2605	7/1/14
	823	1,644	$10.5700	7/1/15
Morris D. Mitchell	500	0	$13.3750	4/1/14	902	(3)	$11,455	5,620	$71,374
	666	334	$13.2605	7/1/14
	498	995	$10.5700	7/1/15
Jane A. Batts	1,334	2,666	$10.4500	3/1/16	—		—	5,620	$71,374

(1)	Stock options vest as follows:

Expiration Date	Grant Date	Vesting Terms	Full Vesting

7/1/14	7/1/04	1/3 per year	7/1/07
7/1/15	7/1/05	1/3 per year	7/1/08
3/1/16	3/1/06	1/3 per year	3/1/09

(2)	Stock awards vest one-half on July 1, 2007 and one-half on July 1, 2008.

(3)	Stock awards vest on July 1, 2008.

(4)	Performance units at the target level, which are not currently expected to vest, are distributable in shares of the Company’s common stock following the end of the July 1, 2006 to June 30, 2009 performance cycle and as otherwise described under “Grants of Plan-Based Awards for Fiscal Year Ended June 30, 2007” above.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED JUNE 30, 2007

The following table provides information for each named executive officer on (a) stock option exercises during fiscal 2007, including the number of shares acquired on exercise and the value realized, and (b) the number of shares for which forfeiture restrictions lapsed upon the vesting of time-based restricted stock awards and the value realized. In each event the value realized is before payment of any applicable withholding tax and/or broker commissions. The value of an option is the difference between the market price on exercise, measured by the average of the high and low price of a share of our common stock on the date of exercise, and the exercise price of the option on the grant date. The value of a restricted share of stock upon vesting is the average of the high and low market price of a share of our common stock on the vesting date.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting

J.S.B. Jenkins	0	$0	12,100	$117,249
Mark J. Flaherty	0	$0	5,100	$49,419
David Lawhon	0	$0	0	$0
Morris D. Mitchell	0	$0	0	$0
Jane A. Batts	0	$0	0	$0

NON-QUALIFIED DEFERRED COMPENSATION TABLE
FOR THE FISCAL YEAR ENDED JUNE 30, 2007

The following table shows the value as of the fiscal year ended June 30, 2007 of each named executive officer’s total benefit under each non-qualified deferred compensation plan in which the executive participates. Our only current non-qualified deferred compensation plan is the Tandy Brands Accessories, Inc. Benefit Restoration Plan (the “Benefit Restoration Plan”). In addition, as described below, we have previously entered into an agreement with Mr. Jenkins relating to the termination of the Tandy Brands Accessories, Inc. Supplemental Executive Retirement Plan.

The Benefit Restoration Plan was established in July 1993. The Benefit Restoration Plan permits select members of management and highly compensated employees to defer between 1% and 10% of current compensation (generally W-2 earnings), reduced by the total contributions made by the participant to the Employees Investment Plan. Mr. Jenkins and Mr. Lawhon are the only participants in the Benefit Restoration Plan. Within 30 days after the end of each calendar quarter, we make matching contributions to the Benefit Restoration Plan on behalf of the participant equal to 150% of the amount deferred by the participant during the quarter. Payments of a participant’s benefit will be made, at the election of the participant, either in a lump sum in cash, or in cash payments in monthly installments over a period not to exceed ten years. Amounts credited to a participant will be distributed if the participant’s employment is terminated. Participants’ deferral amounts, matching contributions and the interest earned on those amounts are fully vested when made. The Benefit Restoration Plan does permit an in-service distribution for an unforeseen emergency. A trust has been established for the purpose of setting aside funds to be used to settle obligations under the Benefit Restoration Plan.

On January 1, 2003, we adopted the Tandy Brands Accessories, Inc. Supplemental Executive Retirement Plan (the “SERP”) for a select group of our executive officers. The SERP was terminated, effective September 2, 2005, as described below. Among other benefits, the SERP provided that, upon normal retirement at age 65, a participant would receive, in the form of a 100% joint and survivor annuity, an annual benefit (or actuarially equivalent lump-sum at the time of retirement in lieu of such joint and survivor annuity) which would generally be equal to 2% of the average of the participant’s highest annual gross salary and bonus (without reduction for any deductions) for three complete fiscal years over the last 10 fiscal years of the participant’s employment, multiplied by the participant’s years of service up to a maximum of 30 years, and reduced by the participant’s Social Security retirement benefits and the participant’s benefits under the Tandy Brands Accessories, Inc. Employees Investment Plan when expressed in the form of a single-life annuity commencing with the participant’s normal retirement age. On August 2, 2005, the Board of Directors terminated the SERP, effective as of September 2, 2005. Mr. Jenkins was the only actively employed participant on the effective date of the termination and would have been entitled under the SERP to have his supplemental plan benefits calculated as if he had attained normal retirement age, under the SERP, with at least 30 years of service as of the SERP termination date. On August 19, 2005, the Board of Directors entered into an Acknowledgment and Release Agreement (the “Agreement”) with Mr. Jenkins, settling amounts owed to him under the SERP.

Under the Agreement, Mr. Jenkins waived his right to any benefit which he had accrued under or to which he would be entitled as a result of the termination of the SERP in return for (i) the balance, as of the effective date of the termination of the SERP and after the payment of any other benefits due and payable under the SERP to any other participants in the SERP, of any funds remaining in the rabbi trust (the “Trust”) established by the Company for the purpose of setting aside amounts to assist the Company in satisfying its obligation under the SERP, plus (ii) beginning with the 2006 fiscal year and continuing until June 30, 2008, an additional $330,593 for each such fiscal year, which will be accrued on the books of the Company, or, at the Company’s discretion, contributed to the Trust. For the additional accrual or contribution of $330,593 per fiscal year until June 30, 2008, Mr. Jenkins must remain employed with the Company for each such fiscal year and be employed with the Company on the last day of any such fiscal year. The funds remaining in the Trust, together with any additional contributions made by the Company to the Trust in satisfaction of its obligations under the Agreement, will continue to be invested under the terms of the Trust. Any amounts which are not contributed to the Trust, but are accrued on the books of the Company shall accrue interest at a rate per annum equal to the Company’s cost of borrowing in effect from time to time. Mr. Jenkins may elect payment of the benefits described in the Agreement either as a lump sum payment after his termination or as a designated number of annual payments after his termination.

	Executive	Registrant			Aggregate
	Contributions in	Contributions in		Aggregate Earnings	Withdrawals/	Aggregate Balance at
Name	Last Fiscal Year	Last Fiscal Year		in Last Fiscal Year	Distributions	Last Fiscal Year End

J.S.B. Jenkins	$34,025	$381,630	(1)	$312,406	$0	$2,621,677
Mark J. Flaherty	$0	$0		$0	$0	$0
David Lawhon	$3,000	$4,500		$391	$0	$7,891
Morris D. Mitchell	$0	$0		$0	$0	$0
Jane A. Batts	$0	$0		$0	$0	$0

(1)	Includes $51,037 contributed under the Benefit Restoration Plan and $330,593 accrued in connection with the termination of the supplemental retirement plan in 2005.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company does not have employment agreements with any of our named executive officers. As discussed above, we have entered into severance agreements with J.S.B. Jenkins in July 1999, Mark J. Flaherty in August 2003, and David Lawhon in August 2005. Each severance agreement has a three-year term, but is automatically extended on a year-to-year basis after the end of each term unless a change in control, as defined in the agreements, occurs. If a change in control occurs, the severance agreements will remain in effect until all benefits which are due have been paid. If, within three years after a change in control occurs, the officer’s employment is terminated, other than as a result of permanent disability or for cause, or the officer terminates his employment as a result of certain events, the officer will be entitled to an amount equal to 200% of the officer’s aggregate base pay plus incentive pay. In addition, if a change in control occurs:

•	all of the officer’s stock options will immediately vest;

•	all restrictions on any restricted stock granted to the officer will lapse; and

•	the performance units granted prior to the change in control will vest.

Under the severance agreements, each officer will, for two years following termination after a change in control, continue to receive the same employee benefits he received prior to termination. All amounts payable under each severance agreement cannot exceed 299% of the officer’s “base amount” as determined under the Internal Revenue Code.

In addition to these severance agreements, our equity benefit plans (including the Omnibus Plan) provide for acceleration of vesting of outstanding awards and the expiration of all restriction periods in the event of a change in control of the Company. A change in control includes, among other events, a merger of the Company in which the Company is not the surviving entity; a sale, lease or exchange of all or substantially all of the Company’s assets; the approval by our stockholders of a plan for the Company’s liquidation or dissolution; certain changes in the composition of our Board of Directors; the acquisition of beneficial ownership of 20% or more of the voting power of the Company; and a Title 11 bankruptcy proceeding. In the event of the death or permanent disability of an executive, our equity benefit plans and the agreements governing the awards generally provide that (1) all unvested options will immediately vest, and (2) all restricted shares will be forfeited.

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements to which they are a party for various scenarios, including a change in control or termination of employment. The amounts shown assume that such termination was effective as of June 30, 2007 and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

	Termination
	by Company	Termination					Change in Control
	Without Cause	by Company					Without	With
	or by Employee	With Cause or	Voluntary				Employment	Employment
Benefit	for Good Reason	for Good Reason	Termination	Disability	Death	Retirement	Termination	Termination

J.S.B. Jenkins
Base Salary	$0	$0	$0	$0	$0	$0	$508,820	$1,017,639
Bonus	$0	$0	$0	$0	$0	$0	$213,422	$602,404
Perquisites (Including Benefits)	$0	$0	$0	$0	$0	$0	$417,341	$54,792
Restricted Stock	$0	$0	$0	$0	$0	$0	$341,859	$341,859
Stock Options(1)	$514,979	$0	$514,979	$549,817	$549,817	$549,817	$549,817	$549,817
Performance Units	$376,378	$0	$0	$125,460	$125,460	$125,460	$125,460	$376,378
Supplemental Retirement Benefit	$1,587,193	$1,587,193	$1,587,193	$1,587,193	$1,587,193	$1,587,193	$0	$1,587,193
Benefit Restoration Plan	$1,034,484	$1,034,484	$1,034,484	$0	$1,034,484	$1,034,484	$0	$1,034,484
Stock Purchase Program(2)	$0	$0	$0	$0	$0	$0	$25,441	$0
Employees Investment Plan(2)	$0	$0	$0	$0	$0	$0	$8,315	$0
Mark J. Flaherty
Base Salary	$0	$0	$0	$0	$0	$0	$187,502	$375,004
Bonus	$0	$0	$0	$0	$0	$0	$47,211	$94,422
Perquisites (Including Benefits)	$0	$0	$0	$0	$0	$0	$16,274	$15,918
Restricted Stock	$0	$0	$0	$0	$0	$0	$144,399	$144,399
Stock Options(1)	$19,513	$0	$19,513	$34,253	$34,253	$34,253	$34,253	$34,253
Performance Units	$159,258	$0	$0	$53,086	$53,086	$0	$53,086	$159,258
Stock Purchase Program(2)	$0	$0	$0	$0	$0	$0	$6,375	$0
Employees Investment Plan(2)	$0	$0	$0	$0	$0	$0	$8,315	$0
David Lawhon
Base Salary	$0	$0	$0	$0	$0	$0	$180,007	$360,014
Bonus	$0	$0	$0	$0	$0	$0	$55,303	$0
Perquisites (Including Benefits)	$0	$0	$0	$0	$0	$0	$23,942	$18,055
Restricted Stock	$0	$0	$0	$0	$0	$0	$18,923	$18,923
Stock Options(1)	$9,983	$0	$9,983	$13,485	$13,485	$13,485	$13,485	$13,485
Performance Units	$159,258	$0	$0	$53,086	$53,086	$53,086	$53,086	$159,258
Benefit Restoration Plan	$7,891	$7,891	$7,891	$0	$7,891	$7,891	$0	$7,891
Stock Purchase Program(2)	$0	$0	$0	$0	$0	$0	$9,180	$0
Employees Investment Plan(2)	$0	$0	$0	$0	$0	$0	$10,414	$0

	Termination
	by Company	Termination					Change in Control
	Without Cause	by Company					Without	With
	or by Employee	With Cause or	Voluntary				Employment	Employment
Benefit	for Good Reason	for Good Reason	Termination	Disability	Death	Retirement	Termination	Termination

Morris D. Mitchell
Base Salary	$0	$0	$0	$0	$0	$0	$210,001	$0
Perquisites (Including Benefits)(2)	$0	$0	$0	$0	$0	$0	$20,192	$0
Stock Options(1)	$1,061	$0	$1,061	$3,180	$3,180	$3,180	$3,180	$3,180
Performance Units	$71,374	$0	$0	$23,792	$23,792	$0	$23,792	$23,792
Stock Purchase Program(2)	$0	$0	$0	$0	$0	$0	$5,250	$0
Employees Investment Plan(2)	$0	$0	$0	$0	$0	$0	$9,696	$0
Jane A. Batts
Base Salary	$0	$0	$0	$0	$0	$0	$210,000	$0
Perquisites (Including Benefits)(2)	$0	$0	$0	$0	$0	$0	$12,747	$0
Stock Options(1)	$3,002	$0	$3,002	$9,000	$9,000	$9,000	$9,000	$9,000
Stock Purchase Program(2)	$0	$0	$0	$0	$0	$0	$12,863	$0
Employees Investment Plan(2)	$0	$0	$0	$0	$0	$0	$4,442	$0

(1)	Stock option retirement values assume the Committee of the Board of Directors administering the stock option plans permits immediate vesting of unvested options as provided by the option award agreements.

(2)	Assumes plan is continued after change in control.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for preparing the Company’s financial statements and the Company’s reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with representatives of the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the Audit Committee has discussed with representatives of the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board (United States), and discussed with the representatives of the independent auditor their independence from the Company and management. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence.

The Audit Committee discussed with representatives of the Company’s independent auditor the overall scope and plans for their audit, including deliverables and timing. The Audit Committee meets with the representatives of the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also meets with the representatives of the Company’s internal auditor, with and without management present, to discuss the results and other aspects of the internal audit function. The Audit Committee held six meetings during fiscal 2007.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect to auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Company’s independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditor is in fact “independent.”

Based on the Company’s discussions with management, the Company’s internal auditor and representatives of the Company’s independent auditor, and in reliance on the character, purported knowledge reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

ROGER R. HEMMINGHAUS, CHAIRMAN
JAMES F. GAERTNER, PH.D.
GEORGE C. LAKE

Appendix 1

Proposed Amendments to Tandy Brands Accessories, Inc. Certificate of
Incorporation

ARTICLE VII

Section 1.  The number of directors of the Corporation, and the number of directors in each class, shall be fixed from time to time ~~by or~~ pursuant to the Bylaws of the Corporation, but the number of directors of the Corporation shall not be less than three (3) or more than nine (9), except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation. The directors shall be divided into three
(3)
classes,
designated as
Class I, Class II and Class III
. Each class shall consist,
as nearly ~~equal in number as possible, as shall be provided in the Bylaws of the Corporation. Once the initial Board of Directors is divided into classes, Class I directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1991, Class II directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1992, and Class III directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1993. Each director shall serve until his or her successor is elected and qualified.~~
as may be possible, of one-third (1/3) of the total number of directors constituting the entire Board of Directors. The directors elected at the annual meeting of stockholders held in 2005 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2008. The directors elected at the annual meeting of stockholders held in 2006 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2009. The directors elected at the annual meeting of stockholders held in 2007 (and any director elected to the board to serve with that class of directors) shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2010.
At each annual meeting of
the
stockholders commencing with the
2008
annual meeting ~~of stockholders to be held in 1991, the,~~ successors of the class of directors whose ~~term expires at that meeting~~
terms then expire
shall be elected ~~to hold office~~ for a
one (1) year
term expiring at the
next succeeding
annual meeting of
the
stockholders ~~held in the third year following the year of their election. The election of directors need not be by written ballot. No decrease in the number of directors constituting~~
after their election, such that, commencing with the 2010 annual meeting of stockholders, the foregoing classification of the Board of Directors shall
cease. Prior to the 2010 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director
. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.

Section 2.  Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence of this Section 2 shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.
Prior to the 2010 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class. Commencing with the 2010 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the annual meeting of stockholders next following his or her election.

Section 3.  Subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, prior to the 2010 annual meeting of stockholders
any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class
. From and after the 2010 annual meeting of stockholders, any director or the entire Board of Directors may be removed, with or without cause, by the vote of the holders of at least a majority of shares of Voting Stock then entitled to vote at an election of directors.
For purposes of this Section 3, “cause” shall mean the willful and continuous failure of a director to substantially perform such director’s duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

YOUR VOTE IS IMPORTANT Please complete, date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
Tandy Brands Accessories, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned security holder of Tandy Brands Accessories, Inc., a Delaware corporation, hereby appoints P J.S.B. Jenkins and Mark J. Flaherty, and each of them, with full power of substitution, to represent and to vote on behalf of the undersigned all securities which the undersigned is entitled to vote at the Annual R Meeting of Stockholders scheduled to be held on Monday, October 29, 2007, at 10:00 A.M., local time, at the Hilton Arlington located at 2401 East Lamar Boulevard, Arlington, Texas 76006, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such securities upon O the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly X come before such Annual Meeting.
The securities represented to this Proxy will be voted as specified on the reverse side, but if no Y specification is made, the Proxies named on the reverse side intend to vote the securities at their discretion FOR the election of the nominees listed in the Proxy Statement for the Annual Meeting, and FOR proposals 2 and 3, and otherwise at the discretion of the Proxies.
IF YOU RECEIVE MORE THAN ONE WHITE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL SUCH WHITE PROXY CARDS IN THE ACCOMPANYING ENVELOPE, OR VOTE VIA THE INTERNET OR TELEPHONE TO BE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

TANDY BRANDS ACCESSORIES, INC. OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING INTERNET VOTING VOTING BY MAIL
This method of voting is Visit the Internet voting Web site Simply sign and date your available for residents of the at http://proxy.georgeson.com. proxy card and return it in U.S. and Canada. On a touch Have this proxy card ready and the postage-paid envelope. tone telephone, call TOLL FREE follow the instructions on your If you are voting by telephone 1-800-895-1068, 24 hours a day, screen. You will incur only your or the Internet, please do not 7 days a week. Have this proxy usual Internet charges. Available mail your proxy card. card ready, then follow the 24 hours a day, 7 days a week prerecorded instructions. Your until 5:00 p.m. Eastern Time on vote will be confirmed and cast Friday, October 26, 2007. as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Time on Friday, October 26, 2007.
? DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ?
X Please mark votes as in this example.
Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. To elect Class II Directors: WITHHOLD 3. Ratify the appointment of Ernst & FOR AGAINST ABSTAIN
FOR all AUTHORITY to vote
nominees for all nominees Young LLP as independent auditor Colombe M. Nicholas for fiscal 2008.
W. Grady Rosier
4. In their discretion upon such other
INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDICATED NOMINEE, matters as properly come before WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED: the meeting.
FOR AGAINST ABSTAIN Mark box to the right if you plan
2. Proposal to amend the certificate of to attend the Annual meeting incorporation to declassify the board of directors.
Dated: , 2007 Signature: Signature if held jointly: Please sign exactly as name appears hereon. When signing as attorney, executor, administer, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. When shares are held by joint tenants, both should sign.